Exhibit 99.2
Office of the United States Trustee

In re:
     The Kushner-Locke Company
Chapter 11
Case No. LA 01-44828-SB (Substantively Consolidated with
Case Nos. LA 01-44829-SB through LA 01-44831-SB; LA 01-
44833-SB through LA 01-44836-SB; and LA 01-44841-SB)

DEBTOR IN POSSESSION OPERATING REPORT
Report Number:	87	Page 1 of 2

For the Period FROM:	1/1/2009

TO:	1/31/2009

1 Profit and Loss Statement (Accrual Basis Only)
A. Related to Business Operations
Gross Sales		$—

Costs Related to Revenues (Film Cost Amortization)

Gross Profit			—

Less: Operating Expenses
Officer Compensation	20,588

Salaries and Wages — Other Employees	11,154

Total Salaries and Wages		31,741

Employee Benefits and Pensions		319

Employer Payroll Taxes/Fees	4,034

Other Taxes	416

Total Taxes		4,450

Rent and Lease Expense (including parking)	4,720

Distribution/Delivery Expenses	3,856

Interest Expense

Insurance	1,827

Automobile Expense/Mileage

Utilities (incl. Phone, phone equipment, internet)	1,084

Depreciation and Amortization

Business Equipment Leases

Business Expense reimbursement	1,367

Storage Expense	4,919

Supplies, Office Expenses, Photocopies, etc.

Bad Debts

Miscellaneous Operating Expenses	919

Total Operating Expenses		55,202

Net Gain/Loss from Business Operations			(55,202)

B. Not related to Business Operations
Income
Interest Income

Other Non-Operating Revenues		—

Gross Proceeds on Sale of Assets

Less: Original Cost of Assets plus expenses of sale

Net Gain/Loss on Sale of Assets		—

Total Non-Operating Income			—

Expenses Not Related to Business Operations
Legal and Professional Service Fees		61,965

Other Non-Operating Expenses (Board/Trustee fees)

Total Non-Operating Expenses			61,965

NET INCOME/(LOSS) FOR PERIOD			$(117,167)

DEBTOR IN POSSESSION OPERATING REPORT NO: 87 Page 2 of 2
2 Aging of Accounts Payable and Accounts Receivable (exclude prepetition accounts payable):

	Accounts	Accounts
	Payable	Receivable
Current Under 30 days	—	—
Overdue 31-60 days	—	—
Overdue 61-90 days	—	—
Overdue 91-120 days	—	—
Overdue Over 121 days	—	—
Due in the Future	975	775,424

TOTAL	975	775,424

3 Statement of Status of Payments to Secured Creditors and Lessors:
     No payments to Secured Creditors or Lessors were paid or payable during the reporting period.
4 Tax Liability
     No tax payments were paid or payable during the reporting period other than payroll taxes shown above.
5 Insurance Coverage

	Carrier/	Amount of	Policy	Premium Paid
	Agent Name	Coverage	Expiration Date	Through Date
Worker’s Compensation (RENEWED)	St. Paul	1,000,000	1/14/2010	1/14/2010
Commercial Property (RENEWED)	St. Paul	2,000,000	2/14/2009	2/14/2009
Errors & Omissions — Library (RENEWED)	St. Paul	3,000,000	3/3/2009	3/3/2009
6 Questions:
A.	Has the Debtor in Possession provided compensation to any officers, directors, shareholders, or other principals without the approval of the Office of the United States Trustee?

☐ Yes Explain:

☑ No

B.	Has the Debtor in Possession, subsequent to the filing of the petition, made any payments on its prepetition unsecured debt, except as authorized by the Court?

☐ Yes Explain:

☑ No
7 Statement on Unpaid Professional Fees (Postpetition Amounts Only)
Total unpaid post-petition Professional Fees during the reporting period: $28,040.51
8 Narrative Report of Significant Events and Events out of the Ordinary Course of Business:
None.
9 Quarterly Fees:
Paid
I, Alice Neuhauser, declare under penalty of perjury that the information contained in the above Debtor in Possession Interim Statement is true and correct to the best of my knowledge.

Debtor in Possession